Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Media Inquiries:
December 6, 2004		Dorothy Brown Smith
Vice President
Corporate Communication
(717) 396-5696

Investor Inquiries:
Investor Relations
(717) 396-6144

F. NICHOLAS GRASBERGER NAMED CHIEF FINANCIAL OFFICER

ARMSTRONG HOLDINGS, INC.

LANCASTER, Pa., December 6, 2004 — Armstrong Holdings, Inc. (OTCBB: ACKHQ) today announced that F. Nicholas Grasberger has been elected Chief Financial Officer effective January 1, 2005. Grasberger replaces Leonard A. Campanaro who will remain as a financial advisor to the Company.

“We are excited to have Nick join us,” said Chairman and CEO Michael D. Lockhart. “He is a talented and accomplished leader, with an impressive track record of team-building across a broad range of financial disciplines. I know Nick will lead the financial organization with passion and energy. I also want to credit Len for heading the financial organization during the Chapter 11 process and for ensuring compliance with Sarbanes-Oxley.”

Grasberger comes to Armstrong from Kennametal Inc. (NYSE: KMT), a $2 billion global manufacturer of cutting tools and wear parts, where he served as Vice President and Chief Financial Officer since 2000. Grasberger restructured the finance function and improved its effectiveness while serving as a key member of Kennametal’s leadership team that restored discipline and investor confidence in the company. He also played a leadership role in improving Kennametal’s portfolio and accelerating growth through a series of acquisitions and divestitures in North America and Europe.

Before his service at Kennametal, Grasberger was employed at H.J. Heinz for eleven years, where his last assignment was Treasurer. Grasberger began his career in the Treasury Department at USX Corporation.

He earned his BBA in Business from the University of Notre Dame in 1985, and his MBA from the Joseph Katz Graduate School of Business at the University of Pittsburgh.

Armstrong Holdings, Inc. is the parent company of Armstrong World Industries, Inc., a global leader in the design and manufacture of flooring, ceilings and cabinets. In 2003, Armstrong’s net sales totaled more than $3 billion. Based in Lancaster, Pa, Armstrong has 44 plants in 12 countries and approximately 15,500 employees worldwide. More information about Armstrong is available on the internet at htttp://www.armstrong.com.

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